Exhibit 10.22

July 16, 2004

The Kenan Advantage Group, Inc.

4895 Dressier Road

No. 100

Canton, OH 44718

Credit Suisse First Boston LLC (“CSFB”)

UBS Securities LLC (“UBS”)

As Representatives of the Several Underwriters

c/o	Credit Suisse First Boston LLC Eleven Madison Avenue New York, N.Y. 10010-3629
UBS Securities LLC 299 Park Avenue
New York, N.Y. 10171

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in the establishment of a public market for the common shares (the “Securities”) of The Kenan Advantage Group, Inc., and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that from the date hereof and until 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of CSFB and UBS. In addition, the undersigned agrees that, without the prior written consent of CSFB and UBS, it will not, during the period commencing on the date hereof and ending 180 days after the Public Offering Date, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

Any Securities received upon exercise of options granted to or warrants held by the undersigned, or upon conversion of shares of preferred stock, if any, held by the undersigned, will also be subject to this Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Securities to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and such transfer shall not involve a disposition for value. In addition, the undersigned may transfer Securities or securities convertible into or exchangeable or exercisable for Securities (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, or in connection with a merger or acquisition of the Company, (ii) pursuant to a sale of 100% of the outstanding Securities (including, without limitation, in connection with a tender offer for such Securities or by way of merger of the Company with another person) to a third party or group of third parties that are not affiliates of the Company or (iii) pursuant to the above-referenced Underwriting Agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before November 30, 2004.

Very truly yours,